Exhibit 99.1
Sipex Announces Chinese Strategic Alliance
Term Sheet Covering Manufacturing, Product Sales and Equipment
MILPITAS, Calif., Sept. 1 /PRNewswire-FirstCall/ — Today Sipex Corporation (Sipex) announced the signing of a term sheet outlining a planned strategic relationship with Hangzhou Silan Integrated Circuit Co., Ltd (Silan-IC). As part of this planned relationship, Sipex announced plans to close its Milpitas wafer fabrication operations. The products currently manufactured in the Milpitas fab will eventually be manufactured in Silan-IC’s facility located outside of Shanghai, China. Silan-IC will also acquire a substantial portion of the equipment of the Sipex fab.
“It is with both excitement and sadness that I make this extremely important announcement regarding the future of our Company. Our Milpitas fab has made significant operational improvements over the last few years. However, our product needs and the process capability of this fab are no longer aligned. Therefore, it is not economically feasible to keep the fab operational,” explained Ralph Schmitt, CEO of Sipex. “The sacrifices made by the people we expect to lay off due to this strategic manufacturing transition are greatly appreciated by me and by our stockholders. We will need their continued support and cooperation in order to properly meet our customers’ needs during the transition period.”
Upon the execution of definitive agreements, Sipex’s current Bipolar and BiCMOS processes will immediately start to be transferred to Silan-IC. The Company expects the transition to take 9 to 12 months. Sipex further expects to license certain products to enable Silan-IC to sell in the greater China marketplace. “This relationship is the start of the new reality of our business as China becomes a significant manufacturer and procurer of analog products,” said Schmitt. “We need a new progressive model to be successful in the fastest growing market in the world.” Sipex and Silan-IC also expect to cooperate in product designs in the future.
“We wanted to have a true strategic relationship and not just a foundry partner. We selected Silan-IC due to the many synergies in our businesses and products. They are the fastest growing IDM in China with significant resources to augment what already exists at Sipex.” commented Brian Hilton, Chairman of the Board for Sipex.
“Sipex will help Silan-IC continue to build its position in China. We have great synergies in power and optical products,” said Mr. Fan Wei-Hong, General Manager of Silan Integrated Circuits Co., Ltd. “We help Sipex solve an immediate manufacturing issue while enabling us with new process technologies and products. This is truly a win-win situation. We have already discussed further collaborative efforts that will make this a true long-term partnership.”
The Company anticipates recording restructuring and asset write-down charges in connection with the Milpitas fab closure. Additional information on these charges will be forth-coming in the Company’s future SEC filings.
The relationship with Silan-IC is still subject to the successful negotiation of definitive agreements, transfer of Sipex’s process technologies and the successful qualification of such processes and wafer testing.

About Sipex
Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The Company is headquartered in Milpitas, CA with additional offices in Belgium, Canada, China, Germany, Japan, and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit http://www.sipex.com.
About Silan-IC
Hangzhou Silan Integrated Circuits Co., Ltd., a company incorporated in Xiasha Economic &Technology Development Area, Hangzhou, China (“Silan-IC”), is specialized in wafer manufacturing. Silan-IC manufacturers BiPolar and BiCMOS technologies in two wafer FABs with a total clean room area of more than 10,000 square meters.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication regarding the proposed transaction between Sipex and Silan-IC, including the expected benefits of the transaction, future opportunities for Sipex, the manufacturing of its products, the timing of the transition of its manufacturing operations to Silan-IC, the success of Sipex’s new strategy, the expected synergies in the companies’ businesses and products and any other statements regarding Sipex’s or Silan-IC’s future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important risks and other factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk that the parties’ may fail to successfully negotiate and execute definitive agreements on mutually acceptable terms; the possibility that the parties may not consummate the transaction as scheduled and planned; that conditions to the completion of the transaction may not be satisfied or that regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to achieve all or any of the expected benefits of the relationship within the anticipated time-frames or at all; the risk that the expected synergies between Sipex and Silan-IC may not be as significant as currently anticipated; the possibility that manufacturing processes and wafer testing may not be qualified following the transfer from Sipex to Silan-IC; the risk that Sipex and Silan-IC may not be able to successfully negotiate terms on which Sipex will license products to Silan-IC; the possibility that the market for Sipex products in China may not grow as rapidly or as large as the parties currently anticipate; the possibility that operating costs, customer loss, transition times and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; and the other factors described in Sipex’s publicly filed reports on Forms 10-K and 10-Q. Sipex assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     For Further Information Contact:
Ralph Schmitt
Chief Executive Officer and Member of the Board of Directors
Phone: 408-934-7500
Fax: 408-935-7600